Exhibit 11

                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------


                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                          ------------------------
                                                                                             2003          2002
                                                                                          ----------    ----------

Net income                                                                                $ 487,034     $ 804,443
                                                                                          =========     =========

Weighted average number of common shares outstanding                                      4,769,075     4,749,825

Common stock equivalents due to dilutive effect
  of potential common shares                                                                 125,910      124,398
                                                                                            --------      -------

Total weighted average number of common shares
  and common share equivalents outstanding                                                 4,894,985    4,874,223
                                                                                           ==========   =========

Basic earnings per common share                                                               $ 0.10       $ 0.17

Diluted earnings per common share                                                             $ 0.10       $ 0.17
